Exhibit 99.20
KODAK
[GRAPHIC         STOCK OPTION EXCHANGE PROGRAM
OMITTED]         ELECTION CONFIRMATION STATEMENT


March 14, 2002



XXX XXXXXXXX
Jane Employee
KODAK 000 HR Department
Eastman Kodak Company
Rochester, NY  14650-1110
USA


This statement confirms that Eastman Kodak Company has accepted your tendered Current Options in exchange for New Options to be granted on or about August 26, 2002. It also confirms that all of your Current Options were cancelled on February 23, 2002. Thus, you have no further right or entitlement to purchase any shares of common stock pursuant to the terms of these cancelled Current Options.

This statement lists your cancelled Current Options and the New Options that will be granted to you on or about August 26, 2002 under the terms and conditions of the Stock Option Exchange Program Tender Offer Statement (the "Offer to Exchange"). All New Options will have a grant price equal to the fair market value of Kodak's common stock on the new grant date. The year-end statement you receive from Mellon Investor Services next January will show the new grant price. As explained in the Offer to Exchange, you must remain an employee until the date the New Options are granted to receive the New Options. If you do not remain an employee through this date, you will not receive any New Options or any other consideration for your cancelled Current Options.

If you do not agree with this Confirmation Statement, please contact the Stock Option Exchange Hotline BETWEEN MARCH 18 AND APRIL 5 at Knet from inside Kodak:
Kodak access code + 224-4503; Toll-Free in U.S. & Can:1-866-854-7887; or Long
Distance: 1-716-724-4503. Representatives will be available Monday through Friday from 8:00 a.m. - 5:00 p.m., Eastern Time (U.S.)


           GRANT        NUMBER OF       NUMBER OF NEW                 EXPIRATION
GRANT ID   TYPE*    CANCELLED OPTIONS      OPTIONS      VESTING DATE    DATE
--------   ------  ------------------- -------------- --------------- ----------